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                                    LADENBURG
                                    THALMANN
                                ESTABLISHED 1876
                                      LOGO


                                                                   Exhibit 1.2



                                         March 8, 2000



William K. Williams
Vice President/Chief Financial Officer
Sedona Corporation
649 North Lewis Road
Limerick, PA 19468

Dear Mr. Williams:

Reference is hereby made to the letter agreement dated January 24, 2000 (the "Engagement Agreement") between Sedona Corporation (the "Company") and Ladenburg Thalmann & Co. Inc. ("LTCO").

The Company and LTCO hereby agree to amend the Engagement Agreement as follows:

1. The sentence "The gross proceeds from the Offering will be up to $15,000,000." in the first paragraph of the Engagement Agreement is hereby amended to read as follows:

         The gross proceeds from the Offering will be up to $50,000,000.

Except as amended pursuant hereto, the terms and conditions of the Engagement Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

                                            Very truly yours,

                                            LADENBURG THALMANN & CO. INC.

                                            By:  /s/ David Boris
                                                 ------------------------
                                                 Name:  David Boris
                                                 Title: EVP


Agreed to and accepted
As of the date first written above:

SEDONA CORPORATION

By: William K. Williams
    ----------------------------
    Name:  Williams K. Williams
    Title: VP & CFO